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                                                                      Exhibit 99

                         MANION MCDONOUGH & LUCAS, P.C.
                                ATTORNEYS AT LAW

600 GRANT STREET                                                     TELEPHONE
SUITE 882                                                         (412) 232-0200
PITTSBURGH, PENNSYLVANIA 15219-2702                                  ---------
                                                                     TELECOPIER
                                                                  (412) 232-0206

                                 March 23, 1998

Lisa S. Guarino, Chief Financial Officer
Northstar Health Services, Inc.
665 Philadelphia Street
Indiana, PA 15701

          Re:  Northstar Health Services, Inc.
               -------------------------------

Dear Ms. Guarino:

          You have requested our opinion on the potential claim of James P. Shields against Northstar Health Services, Inc. arising from the Management Agreement dated November 27, 1995 between Shields and Northstar.

          As you know, in the RICO action which Northstar filed against Shields and other Northstar related-parties in federal court in Pittsburgh (Northstar v. DeSimone, C.A. No. 96-1695), Shields has not yet filed a counterclaim against Northstar on this or any other claim. In discussing settlement of Northstar's claims against him, however, his counsel offered in writing to settle those claims for $150,000 in June of last year. We declined that offer, which would of course have involved a release of any claim Shields might assert against Northstar--as inadequate.

          Under the facts of this case as we know them, we believe that the possibility that Shields might recover on any claim he may have against Northstar under the Management Agreement in question is remote in the extreme.

          We trust that this letter satisfies your request.


                                   Very truly yours,

                                   MANION MCDONOUGH & LUCAS, P.C.

                                   By /s/ Paul A. Manion

                                      Paul A. Manion

PAM/jp
cc Kristen A. SeCaur